Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Gorman-Rupp Company 401(k) Plan of our report dated June 25, 2015, with respect to the financial statement and schedules of The Gorman-Rupp Company 401(k) Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2014 and 2013.

/s/ MEADEN & MOORE, LTD.

Cleveland, Ohio

October 30, 2015